Exhibit 23(c)

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 10, 1995 appearing on page IV-2 of the Computer Task Group, Incorporated Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page IV-4 of such Annual Report on Form 10-K. We also consent to the references to us under the heading "Experts" in such Prospectus.




/s/ PRICE WATERHOUSE LLP

Buffalo, New York
December 24, 1997